Southwest Iowa Renewable Energy, LLC Announces Results for Fiscal 2018

Council Bluffs, Iowa ----- December 14, 2018. Southwest Iowa Renewable Energy, LLC (“ SIRE ”) announced its financial results for Fiscal 2018.

Results for Fiscal 2018 and 2017 (Amounts in $ and 000's, except Book Value per unit)

	Fiscal 2018	Fiscal 2017

Net Income (Loss)	(2,137)	13,445
Operating Income (Loss)	(765)	13,995
Modified EBITDA	10,172	25,858

Total Debt	22,023	19,766
Book Value (Members' Equity)	103,191	111,991
Book Value per basic unit	7,743	8,403

SIRE reported a net loss of $(2.1) million, or $(160.35) per basic unit, for Fiscal 2018, compared to net income of $13.4 million, or $1,008.85 per basic unit, for Fiscal 2017.

Modified EBITDA was $10.2 million for Fiscal 2018, compared to $25.9 million for Fiscal 2017. This is defined as net income (loss) plus interest expense net of interest income, plus depreciation and amortization, or EBITDA, then adjusted for unrealized hedging losses and other non-cash credits and charges to net income (loss).

SIRE had $1.4 million in cash and cash equivalents and $23.1 million available under revolving loan agreements, for total cash and available borrowings of $24.5 million at September 30, 2018.

Mike Jerke, SIRE's President and CEO stated, “During Fiscal 2018, margins decreased compared to Fiscal 2017 as our crush margin dropped by 19%, and our chemical costs were slightly higher in 2018. Demand for ethanol continues to be stable, as slower domestic growth due to industry overproduction and EPA small refinery waivers was offset by increased exports."
"We continue to explore additional sources of profit, including collaborating with partner firms providing new revenue streams for SIRE, as well as continuing to evaluate and implement new production technology. We will continue to focus on running the plant efficiently, with a balance on both yield and profit."
"During Fiscal 2018, we continued progress reducing our term loan debt, improving our balance sheet, and we continued to implement capital improvements that increase efficiencies for the plant and possess solid paybacks."

2018 SIRE Highlights

•	Reduced the Farm Credit Services of America/Cobank term loan by $6.0 million, from $12.0 million down to $6.0 million

•	Declared a distribution of $500 per unit, which was paid in January 2018

•	Strengthened the production process by improving the RTO fans, conveyors and the baghouse system at the plant

•	Continued utilizing Enogen corn in ethanol production

During Fiscal 2018, SIRE sold 127.8 million gallons of ethanol. Jerke commented, "Margins continue to be tight, as the price of corn has increased while the ethanol revenue per gallon has decreased.. Somewhat offsetting the reduction in ethanol revenue was higher revenue and volume for distiller grains due to industry trends and plant operating efficiencies. The EPA volumes are stable to 2018 and have been maintained to the 2017 limits of the RFS2, although small refinery waivers have effectively lowered the target by 15%, and tariff differences with China have temporarily closed that market. We expect Fiscal 2019 to see continued tight margins, as ethanol production continues to increase and both domestic and export markets try to keep supply and demand in balance. The expansion of E15 sales year round expected to be be implemented by the Trump administration before next summer will somewhat aid the industry in balancing the production side, but this will not occur until the second half of our fiscal year."

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 140 million gallon-per-year ethanol plant. SIRE began producing ethanol in February 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “ 1995 Act ” ).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Statements of Operations (Dollars in thousands except for per unit amounts)
	September 30, 2018	September 30, 2017
Revenues	$214,990	$219,768
Cost of Goods Sold
Cost of goods sold-non hedging	212,457	201,376
Realized & unrealized hedging (gains) losses	(1,674)	(390)
	210,783	200,986
Gross Margin	4,207	18,782
General and administrative expenses	4,972	4,787
Operating Income (Loss)	(765)	13,995
Other Expense	1,372	550
Net Income (Loss)	$(2,137)	$13,445
Weighted Average Units Outstanding -basic	13,327	13,327
Weighted Average Units Outstanding -diluted	13,327	14,394
Income (Loss) per unit -basic	$(160.35)	$1,008.85
Income (Loss) per unit -diluted	$(160.35)	$906.28
Distribution per unit -basic	$500.00	$340.00
Distribution per unit -diluted	$500.00	$314.80

Modified EBITDA
Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of Net Income (Loss) to Modified EBITDA for the periods indicated:

	Fiscal 2018	Fiscal 2017
	in 000's (except per unit)	in 000's (except per unit)
EBITDA
Net Income (Loss)	$(2,137)	$13,445
Interest Expense, Net	992	1,118
Depreciation	11,372	12,058
EBITDA	10,227	26,621

Unrealized Hedging (gain)	245	(363)
Change in fair value of put option liability	(300)	(400)
Modified EBITDA	$10,172	$25,858

Statistical Information

	Fiscal 2018		Fiscal 2017
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Product Revenue Information
Ethanol	$167,441	77.9%	$177,840	80.9%
Distiller's Grains	36,883	17.2%	30,692	14.0%
Corn Oil	9,509	4.4%	10,162	4.6%
Other	1,157	0.5%	1,074	0.5%

Condensed Balance Sheets
(Dollars in thousands)

	September 30, 2018	September 30, 2017
Assets
Current Assets
Cash and cash equivalents	$1,440	$1,487
Accounts receivable	12,672	13,295
Inventory	13,526	13,214
Other current assets	1,387	464
Total Current Assets	29,025	28,460
Net property, plant and equipment	111,868	118,226
Other assets	1,738	2,143
Total Assets	$142,631	$148,829

Liabilities and Members' Equity
Current Liabilities
Accounts payable, accrued expenses and derivatives	$12,147	$11,574
Current maturities of notes payable	6,560	6,538
Total Current Liabilities	18,707	18,112
Total Long Term Liabilities	20,733	18,726
Total Members' Equity	103,191	111,991
Total Liabilities and Members' Equity	$142,631	$148,829

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392